Exhibit 99.1

Isle of Capri Casinos, Inc. Announces

Closure of Natchez, Mississippi Property and Agreement to Sell Certain Non-Gaming Assets

ST. LOUIS, Mo., August 11, 2015/PRNewswire/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that the Company will close its casino property in Natchez, Mississippi and has entered into a definitive agreement to sell its Natchez hotel and related certain non-gaming assets to Casino Holding Investment Partners, LLC, the parent company of Magnolia Bluffs Casino, for $11.5 million.  The transaction is expected to close in October 2015, subject to customary closing conditions.

“We are proud of all that we have accomplished together and we thank our team members for their dedication and hard work in the many years we have operated in Natchez.” said Virginia McDowell, the Company’s president and chief executive officer.

Isle Natchez is expected to remain fully operational until its closure and will honor all room reservations and events until that time.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 15 casino properties that it owns and/or operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and/or operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Pennsylvania and Florida. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statement

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Eric Hausler, Chief Financial Officer-314.813.9205

Jill Alexander, Senior Director, Corporate Communications -314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.